SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                    /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Confidential for use of the Commission only
    (as permitted by Rule 14a-6(e)(2))
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to ss. 240.14a-12

                             Harris Financial, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________

/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                                 [HARRIS LOGO]

                            235 North Second Street
                         Harrisburg, Pennsylvania 17101
                                 (717) 236-4041

                                 April 18, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Harris Financial, Inc., a parent of Harris Savings Bank, at the Harrisburg, Holiday Inn Hotel and Convention Center, I-83 (Exit 18A) and Pennsylvania Turnpike (Exit 18), New Cumberland, Pennsylvania 17070 on Thursday, May 18, 2000, at 10:00 a.m., prevailing time. Enclosed you will find an Annual Report together with a Notice of Annual Meeting and accompanying Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Corporation and the Bank which you should be aware of when you vote your shares.

     The principal business of the Annual Meeting will be the election of Directors and such other business as may properly be presented at the meeting. In addition, we plan to review the status of the Corporation's and the Bank's business at the meeting.

     It is important that your shares be represented whether or not you are personally able to attend. In order to ensure that you will be represented, we ask that you promptly sign, date, and return the enclosed proxy card.

                                          Sincerely,

                                          /s/ Charles C. Pearson, Jr.
                                          ---------------------------
                                          Charles C. Pearson, Jr.
                                          Chairman, President and Chief
                                          Executive Officer

                                 [HARRIS LOGO]

                            235 North Second Street
                         Harrisburg, Pennsylvania 17101
                                 (717) 236-4041

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000

TO THE SHAREHOLDERS OF HARRIS FINANCIAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Harris Financial, Inc., (the "Corporation") will be held on Thursday, May 18, 2000, at the Holiday Inn Hotel and Conference Center, I-83 (Exit 18A) and Pennsylvania Turnpike (Exit 18), New Cumberland, Pennsylvania 17070 at 10:00 a.m., prevailing time, for the following purposes:

          o To elect one (1) Class III Director for a one (1) year term; and two
            (2) Class III Directors for three (3) year terms; to serve until the expiration of their terms and until their successors are duly elected and qualified.

          o Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     In accordance with the By-laws of the Corporation, and action by the Board of Directors, only those shareholders of record as of the close of business April 14, 2000, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1999, is being mailed to shareholders with this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. YOUR COOPERATION IS APPRECIATED SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

                                          By the Corporation Pursuant to an
                                          Order of its Board of Directors

                                          /s/ Charles C. Pearson, Jr.
                                          ---------------------------
                                          Charles C. Pearson, Jr.
                                          Chairman, President and Chief
                                          Executive Officer

April 18, 2000
Harrisburg, Pennsylvania

  IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                     INDEX

                                                                                                              PAGE
                                                                                                              ----
INTRODUCTION...............................................................................................     1
  Solicitation and Voting of Proxies.......................................................................     2
  Revocability of Proxy....................................................................................     2
  Voting Securities, Record Date and Quorum................................................................     2
PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S COMMON STOCK..............................................     3
  Principal Owners.........................................................................................     3
  Beneficial Ownership by Officers, Directors and Nominees.................................................     3
MARKET INFORMATION.........................................................................................     6
DIVIDEND POLICY............................................................................................     6
  General..................................................................................................     6
  Dividend Waivers by the Mutual Holding Company...........................................................     6
ELECTION OF DIRECTORS......................................................................................     8
  Class III Nominee Proposed By the Board of Directors To Serve Until 2001.................................     8
  Class III Nominees Proposed By the Board of Directors To Serve Until 2003................................     8
  Continuing Class I Directors To Serve Until 2001.........................................................     8
  Continuing Class II Directors To Serve Until 2002........................................................     8
  Directors Emeritus.......................................................................................     9
  Meetings and Committees of the Board.....................................................................     9
  Section 16(a) Beneficial Ownership Compliance............................................................    10
  Executive Officers Who Are Not Directors.................................................................    10
  Certain Transactions.....................................................................................    11
EXECUTIVE COMPENSATION.....................................................................................    12
  Compensation of Directors................................................................................    15
  Compensation Committee Interlocks and Insider Participation..............................................    16
  Board Compensation Committee Report on Executive Compensation............................................    16
  Shareholder Return Performance Graph.....................................................................    17
LEGAL PROCEEDINGS..........................................................................................    18
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................    18
ANNUAL REPORT..............................................................................................    18
SHAREHOLDER PROPOSALS......................................................................................    18
OTHER MATTERS..............................................................................................    18
ADDITIONAL INFORMATION.....................................................................................    18

                             HARRIS FINANCIAL, INC.
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000

                      INTRODUCTION HARRIS FINANCIAL, INC.
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000

                                  INTRODUCTION

     This Proxy Statement and enclosed form of proxy are being furnished in connection with the solicitation by the Board of Directors of Harris Financial, Inc., (the "Corporation"), a Pennsylvania corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, May 18, 2000, at the Holiday Inn Hotel and Convention Center, I-83 (Exit 18A) and Pennsylvania Turnpike (Exit 18), New Cumberland, Pennsylvania 17070 at 10:00 a.m., prevailing time, and at any adjournment or postponement of the Annual Meeting.

     The principal executive office of the Corporation is located at 235 North Second Street, Harrisburg, Pennsylvania 17101. The Corporation was incorporated in February, 1997, and organized in September, 1997, in the reorganization of Harris Financial, MHC, and Harris Savings Bank's corporate structures.

     The organization's corporate structure is now established as set forth in the following diagram:


                                [HARRIS DIAGRAM]


     Harris Savings Bank is the wholly-owned subsidiary of the Corporation. The Corporation's stock is owned by Harris Financial, MHC (the "Mutual Holding Company") approximately 76.0% and minority shareholders, approximately 24.0%.

     At present, the sole subsidiary of Harris Financial, Inc., is Harris Savings Bank and the Corporation is the sole subsidiary of the Mutual Holding Company.

     Due to the continuing status of Harris Savings Bank as the only subsidiary of the Corporation information will be provided in the following pages for both the Corporation and the Bank where deemed appropriate to make the information provided as accurate and easy to understand as possible.

SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of the Corporation on or about April 18, 2000. Shares represented by the enclosed form of proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted FOR the election of the nominees for Class III Directors named below; and FOR adjournment of the meeting, if necessary. Execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person after giving notice to the Secretary of the Corporation.

     The cost of soliciting proxies will be borne by the Corporation. The Corporation may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Corporation's directors, officers, and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

REVOCABILITY OF PROXY

     Any shareholder giving a proxy has the power to revoke the proxy at any time before it is voted by giving notice to the Secretary of the Corporation, Richard C. Ruben, at 235 North Second Street, Harrisburg, Pennsylvania 17101, by executing a later-dated proxy and giving notice thereof to the Secretary, or by voting in person at the Annual Meeting after giving notice to the Secretary.

VOTING SECURITIES, RECORD DATE AND QUORUM

     The Corporation is authorized to issue 100,000,000 shares of common stock. At the close of business on December 31, 1999, the Corporation had 33,574,325 shares of common stock, par value $.01 per share ("Common Stock") outstanding and held of record by approximately 3,550 shareholders. The Corporation is also authorized to issue 10,000,000 shares of series preferred stock, par value $.01 per share of which none are issued to date.

     Only holders of record of Common Stock, as of the close of business on April 14, 2000, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of Directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote.

     The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted in determining the presence of a quorum. As a practical matter, the presence of a quorum is assured because Harris Financial, MHC, (the "Holding Company") owns 25,500,000 shares, or approximately 76.0% of the Common Stock outstanding and has indicated its intent to vote for the nominees for Class III Directors named below.

     Assuming the presence of a quorum, the three (3) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

         PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S COMMON STOCK

PRINCIPAL OWNERS

     The following table sets forth, as of March 31, 2000, the persons who own of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the outstanding shares of Common Stock, the number of shares beneficially owned by such persons and the percentage of the outstanding shares of Common Stock so owned:

   NAME OF INDIVIDUAL            AMOUNT AND NATURE          PERCENT
  OR IDENTITY OF GROUP       OF BENEFICIAL OWNERSHIP(1)     OF CLASS
-------------------------    --------------------------     --------
Harris Financial, MHC                25,500,000               76.0%
235 North Second Street
Harrisburg, PA 17101

------------------
(1) For the definition of "Beneficial Ownership" please refer to footnote #1 under the caption "Beneficial Ownership by Officers, Directors and Nominees."

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES

     The following table sets forth, as of March 31, 2000, the amount and percentage of Common Stock beneficially owned by each director, each nominee, each executive officer and all directors and executive officers of the Corporation as a group. Unless otherwise noted in a footnote, each Corporation Director and Executive Officer holds sole voting and investment power over the shares listed as beneficially owned. The table reflects data supplied by each Corporation Director and Executive Officer:

                         NAME OF INDIVIDUAL                                  AMOUNT AND NATURE          PERCENT
                        OR IDENTITY OF GROUP                             OF BENEFICIAL OWNERSHIP(1)     OF CLASS
---------------------------------------------------------------------    --------------------------     --------
Charles C. Pearson(2)................................................               52,000(16)               *
Ernest P. Davis(3)...................................................               14,516(17)               *
Jimmie C. George(4)..................................................               40,782(18)               *
Robert A. Houck(4)...................................................               20,477(19)               *
Bruce S. Isaacman(5.1)...............................................               28,421(20)               *
Robert E. Kessler(6).................................................               28,679(21)               *
William E. McClure, Jr.(5)...........................................               38,848(22)               *
Robert E. Poole(4)...................................................               15,121(23)               *
Robert R. Roebuck(7).................................................               10,888(24)               *
William A. Siverling(4)..............................................               44,499(25)               *
Frank R. Sourbeer(3).................................................               57,423(26)               *
Donald B. Springer(5)................................................               19,789(27)               *
James L. Durrell(8)..................................................               74,420(28)               *
William M. Long(9)...................................................               59,486(29)               *
Lyle B. Shughart(10).................................................               47,371(30)               *
John C. Coulson(11)..................................................                4,650(31)               *
Richard C. Ruben(12).................................................               27,861(32)               *
John W. Atkinson(13).................................................               24,839(33)               *
Jane B. Tompkins(14).................................................                5,223(34)               *
Andrew S. Samuel(15).................................................                5,622(35)               *
All Directors and Executive Officers as a Group (20 Persons).........              620,915(36)             1.8%(36)

------------------
*    Less than 1%

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the
                             General Rules and Regulations of the Securities and

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
      Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Class I Director whose term expires in 2001. President, Chief Executive Officer and Chairman of the Board of the Corporation and the Bank.

(3)   Class I Director, whose term expires in 2001.

(4)   Class II Director, whose term expires in 2002.

(5) Class III Director whose term expires in 2000 and a nominee for Class III Director whose term will expire in 2003.

(5.1) Class III Director whose term expires 2000 and a nominee for Class III
      Director whose term will expire in 2001.

(6)   Director Emeritus of the Bank and past Chairman of the Board.

(7)   Director Emeritus of the Bank

(8) Executive Vice President, Chief Financial Officer of the Corporation and the Bank.

(9)   Senior Vice President of the Lending Division of the Bank.

(10)  Senior Vice President of the Retail Services Division the Bank.

(11)  Senior Vice President and Chief Information Officer of the Bank.

(12) Senior Vice President, Chief Legal Officer and Corporate Secretary of the Corporation and the Bank.

(13) Executive Vice President, Chief Operating Officer of the Corporation and the Bank.

(14)  Senior Vice President, Credit Quality Officer of the Bank.

(15)  Senior Vice President, Business Banking Group of the Bank.

(16) Includes 25,000 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(17) Includes 400 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(18) Includes 400 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and includes 13,316 shares held individually by Mr. George's spouse and 1,200 shares held in trust for Mr. George's children.

(19) Includes 9,275 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(20) Includes 6,025 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and; includes 1,000 shares held individually by Mr. Isaacman's spouse and; 608 shares in the Bank's Deferred Compensation Plan's Rabbi Trust.

(21) Includes 17,004 shares of Common Stock held individually by Mr. Kessler's spouse and 800 shares that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(22) Includes 400 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and 500 shares in the Bank's Recognition and Retention Plan and 1976 shares in the Bank's Deferred Compensation Plan's Rabbi Trust.

(23) Includes 5,725 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and 698 shares in the Bank's Deferred Compensation Plan's Rabbi Trust.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(24) Includes 6,988 shares of Common Stock held individually by Mr. Roebuck's spouse and 400 shares that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(25) Includes 8,817 shares of Common Stock held individually by Mr. Siverling's spouse and 5,241 shares held in a profit sharing plan of which Mr. Siverling is the beneficiary. Includes 4,498 shares held in the Bank's Deferred Compensation Plan's Rabbi Trust and 400 shares that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(26) Includes 1,000 shares of Common Stock held individually by Mr. Sourbeer's spouse and includes 400 shares that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and 3,072 shares held in the Bank's Deferred Compensation Plan's Rabbi Trust.

(27) Includes 400 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and 500 shares held in the Bank's Recognition and Retention Plan and 3,092 shares held in the Bank's Deferred Compensation Plan's Rabbi Trust.

(28) Includes 11,156 shares of Common Stock purchased and held by the Bank's ESOP that are allocated to Mr. Durrell's account and over which he exercises investment control and 33,500 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(29) Includes 8,468 shares of Common Stock purchased and held by the Bank's ESOP that are allocated to Mr. Long's account and over which he exercises investment control and 1,200 of Common Stockthat may be received upon exercise of options that have vested or will vest prior to 60 days after March 31, 2000.

(30) Includes 7,831 shares purchased and held by the Bank's ESOP that are allocated to Mr. Shughart's account and over which he exercises investment control, 8,700 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(31) Includes 4,350 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(32) Includes 852 shares of Common Stock held individually by Mr. Ruben's spouse. Includes 7,200 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and 1,500 shares held in the Bank's Recognition and Retention Plan.

(33) Includes 3,000 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000, and 10,900 shares held in the Bank's Deferred Compensation Plan's Rabbi Trust.

(34) Includes 1,200 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) days after March 31, 2000.

(35) Includes 1,200 shares of Common Stock that may be received upon exercise of options that have vested or will vest prior to sixty (60) after March 31, 2000, and 2,922 shares held by the Bank's ESOP that are allocated to Mr. Samuel's account over which he exercises investment control.

(36) Assumes all outstanding options issued to the directors and officers have been exercised.

                               MARKET INFORMATION

     The Corporation's Common Stock is listed on The Nasdaq Stock Market(R) under the symbol "HARS." As of December 31, 1999, the Corporation had twelve registered market makers, approximately 3,533 shareholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 34,023,625 shares outstanding, which includes shares held by the Mutual Holding Company and 449,300 Treasury shares. The following table sets forth market price and dividend information for the Corporation's Common Stock in each of the last eight quarterly periods.

                                                      SPLIT         SPLIT ADJUSTED
QUARTER ENDED                           HIGH     ADJUSTED - LOW        DIVIDEND
------------------------------------    -----    ---------------    ---------------
1998
March 31                                27 7/8       17 5/8              $.0550
June 30                                 27 3/4       21 1/2              $.0550
September 30                            22 1/8          12               $.0550
December 31                             16 15/16        11               $.0550

1999
March 31                                15              12               $.0600
June 30                                 12 3/4          10               $.0600
September 30                            12 5/8           9               $.0600
December 31                             11 1/2        6 15/16            $.0600

     The last trade of the Corporation's Common Stock on March 31, 2000, was at a price of $7 3/16 per share.

                                DIVIDEND POLICY

GENERAL

     The Bank paid quarterly cash dividends every quarter since the completion of its mutual holding company reorganization and minority stock issuance in January, 1994. Although the Corporation expects to continue to pay cash dividends in at least the same amount per share as the November, 1999, dividend going forward, its principal source of income presently consists of dividends from the Bank. Dividends paid by Harris Financial, Inc. will be determined by the Corporation's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions which affect the payment of dividends by the Bank to the Corporation and other factors. In addition, the Corporation's ability to pay dividends is subject to limitations under Pennsylvania law. There can be no assurance that dividends will be paid on Corporation Common Stock or that, if paid, such dividends will not be reduced or eliminated in the future.

     The Corporation is not subject to regulatory restrictions of the Board of Governors of the Federal Reserve System (the "FRB") on the payment of dividends to its shareholders other than with respect to maintaining minimum levels of capital and not paying out more than 60% of consolidated earnings of the Corporation although the source of such dividends will be dependent upon the factors set forth above.

DIVIDEND WAIVERS BY THE MUTUAL HOLDING COMPANY

     The Mutual Holding Company generally waived the receipt of cash dividends declared by the Bank and now the Corporation. The Mutual Holding Company has not been required to obtain approval of the FRB prior to any such waiver, and through the date hereof has not sought or received FRB approval of any such waiver. In connection with the FRB and Federal Deposit Insurance Corporation ("FDIC") approvals of the Bank's acquisition of First Harrisburg Bancor, Inc. and its wholly-owned subsidiary First Federal Savings and Loan Association of Harrisburg ("First Federal"), the Bank and the Mutual Holding Company made several commitments to the FDIC and the FRB regarding the waiver of dividends by the Mutual Holding Company. These commitments include the following:

     Any dividends waived by the Mutual Holding Company shall be taken into account in any valuation of the Bank, and the Mutual Holding Company, and factored into the calculation used in establishing a fair and reasonable basis for exchanging Corporation shares for holding company shares in any subsequent conversion of the Mutual Holding Company to stock form.

     Dividends waived by the Mutual Holding Company shall not be available for payment to, or the value thereof transferred to, shareholders of the Corporation other than the Mutual Holding Company ("Minority Shareholders") by any means including through dividend payments or at liquidation.

     Beginning five (5) years after April 19, 1996, the date of consummation of the Bank's acquisition of First Federal, the Mutual Holding Company will make prior application to and shall receive the approval of the FRB prior to waiving any dividends declared on the capital stock of the Corporation and the FRB shall have the authority to approve or deny any dividend waiver request in its discretion. Thereafter, such application may be made on an annual basis with respect to any year in which the Mutual Holding Company intends to waive dividends paid by the Corporation.

     After April 19, 1996, the date of consummation of the Bank's acquisition of First Federal, the amount of waived dividends that are identified as belonging to the Mutual Holding Company shall not be available for payment to, or the value transferred to, Minority Shareholders, either through dividend payments, upon the conversion of the Mutual Holding Company to stock form, upon the redemption of shares of the Corporation, upon the Corporation's issuance of additional shares, at liquidation, or by any other means. The Mutual Holding Company shall notify the FRB of all such transactions and will make available to the FRB such information as the FRB determines to be appropriate.

     The Corporation will take into account when setting its dividend rate the declaration rate in relation to net income and the rate's effect on the Corporation's ability to issue capital. The dividend rate will be reasonable and sustainable upon a full conversion to stock form of the Mutual Holding Company.

     In the event that the FRB adopts regulations regarding dividend waivers by mutual holding companies, the Mutual Holding Company will comply with the applicable requirements of such regulations.

     Although not specifically made a condition of the FRBs approval of the reorganization into the present two-tier holding company structure, the Corporation believes that the FRB intends to and will impose adherence to the above commitments as to dividends paid by the Corporation at least with respect to dividends attributable to earnings of the Bank.

     As of December 31, 1999, the Mutual Holding Company had waived $28.4 Million of dividends declared by the Bank and the Corporation combined.

     In the future, the Mutual Holding Company's decision as to whether or not to waive a particular dividend will depend on a number of factors, including the Mutual Holding Company's capital needs, the investment alternatives available to the Mutual Holding Company as compared to those available to the Corporation and the Bank and the receipt of required regulatory approvals. There can be no assurance that (1) in the future, the Mutual Holding Company will waive dividends paid by the Corporation, (2) the FRB will approve any dividend waivers by the Mutual Holding Company after April, 2001, or (3) the terms that may be imposed by the FRB on any dividend waiver will not be unfavorable to shareholders.

                             ELECTION OF DIRECTORS

     The By-laws of the Corporation provide that the Corporation's business shall be managed under the direction of its Board of Directors. Article III,
Section 3.1 of the By-laws provides that the number of directors that shall constitute the whole Board of Directors shall consist of no less than five (5) nor more than twenty (20) members and shall be divided into three (3) classes, as nearly equal in number as possible. The members of each class are elected for a term of three (3) years except directors who will reach retirement age prior to the end of their normal term. Pursuant to Article III, Section 3.3 of the By-laws, vacancies on the Board of Directors are filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed serves as a director until the term of the class to which he was appointed shall expire.

     At the 2000 Annual Meeting, two (2) directors are to be elected to hold office for a three (3) year term and one (1) director for a one (1) year term. The Board of Directors has unanimously nominated Bruce S. Isaacman, William E. McClure, Jr. and Donald B. Springer for election as Class III Directors of the Corporation. Messrs. McClure and Springer were elected Class III Directors of the Bank and the Corporation in 1997. Mr. Isaacman was appointed to the Board of Directors of the Bank on May 21, 1996 and has been a member of the Corporation's Board since 1997. Mr. Isaacman will reach retirement age of 70 prior to the May, 2001 Annual Meeting of the Corporation.

     The persons named in the enclosed proxy card, Charles C. Pearson, Jr., Ernest P. Davis and Frank R. Sourbeer, have advised the Corporation that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the nominees proposed. They have also advised that in the event any of the three (3) nominees shall not be available for election, they will vote for the election of such substitute nominee or nominees, if any, as the Board of Directors may propose.

     There is no cumulative voting for the election of Directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the three nominees in the class to be elected.

CLASS III NOMINEE PROPOSED BY THE BOARD OF DIRECTORS TO SERVE UNTIL 2001

     BRUCE S. ISAACMAN (69) is a partner in Isaacman Kern & Co., an accounting firm. Prior to the merger of First Federal with, into and under the charter of the Bank, Mr. Isaacman was Chairman of the Board of First Harrisburg Bancor, Inc., parent company of First Federal. On May 21, 1996, Mr. Isaacman was appointed to the Board of Directors of the Bank. He has also been a member of the Corporation's Board since 1997. If elected Mr. Isaacman will retire as an active member of the Board after the 2001 Annual Meeting pursuant to the Corporation's By-Laws which provide 70 years of age as the superannuation retirement age for Board Members.

CLASS III NOMINEES PROPOSED BY THE BOARD OF DIRECTORS TO SERVE UNTIL 2003

     WILLIAM E. MCCLURE, JR., (58) is Chief Executive Officer of McClure Co., Inc. a mechanical contracting and engineering company, a wholly owned subsidiary of PP&L, Resources. On April 15, 1997, Mr. McClure was elected to the Board of the Bank. He has been a member of the Corporation's Board since 1997.

     DONALD B. SPRINGER, (64) is founder and President of Phoenix Contact, Inc., a manufacturer of electrical and electronic components. On April 15, 1997, Mr. Springer was elected to the Board of the Bank. He has also been a member of the Corporation's Board since 1997.

CONTINUING CLASS I DIRECTORS TO SERVE UNTIL 2001

     CHARLES C. PEARSON, JR. (60) is President and Chief Executive Officer of Harris Savings Bank, Harris Financial, Inc., and Harris Financial, MHC. He also assumed the position of Chairman of the Board on April 20, 1999. Before his appointment as an Officer and Director in 1998, Mr. Pearson was Regional President of PNC Bank, Central Pennsylvania Region. Prior to that, he was President and Chief Executive Officer of United Federal Bancorp of State College, Pennsylvania, which was acquired by PNC in 1994.

     ERNEST P. DAVIS (67) is an independent agent for New York Life Insurance Company and other insurance companies, offering a variety of insurance and financial products. He has been a member of the Bank's Board since 1989 and a member of the Corporation's Board since 1997.

     FRANK R. SOURBEER (50) has been President, Chairman of the Board of Directors and controlling owner of Wilsbach Distributors, a beverage distribution company since 1988. He is also President of the Partnership for Regional Investment and Development Enterprises, an industrial development company. He has been a member of the Bank's Board since 1989 and a member of the Corporation's Board since 1997.

CONTINUING CLASS II DIRECTORS TO SERVE UNTIL 2002

     JIMMIE C. GEORGE (70) has been a co-owner of George's Flowers, a local flower shop, for the past 39 years. Mr. George is a partner in two non-profit housing development companies. He has been a member of the Bank's Board since 1988 and a member of the Corporation's Board since 1997.

     ROBERT A. HOUCK (67) was formerly the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of HERCO, Inc., a hotel resort company located in Hershey, Pennsylvania, until his retirement in 1988. He has been a member of the Bank's Board since 1979 and a member of the Corporation's Board since 1997.

     WILLIAM A. SIVERLING (58) is the President and co-owner of Commercial Industrial Realty Company, a commercial real estate brokerage firm with which he has been associated for over 24 years. He has been a member of the Bank's Board since 1989 and a member of the Corporation's Board since 1997. Mr. Siverling is also a director of H S Service Corporation, a wholly-owned subsidiary of the Bank.

     ROBERT E. POOLE (49) has been the President and Chief Executive Officer of S&A Custom Built Homes, builders of various types of Single and Multi-Family Housing, Land Development and Commercial Development since 1980. He has also been the President and Director on the Second Mile Board.

DIRECTORS EMERITUS

     THE CORPORATION HAS NOT ELECTED EMERITUS DIRECTORS. THE FOLLOWING ARE EMERITUS DIRECTORS OF THE BANK.

     ROBERT E. KESSLER (73), retired as President and Chief Executive Officer of Kessler's, Inc., a meat and food processing and distribution company located in Lemoyne, Pennsylvania. He is a partner in WEEAL Company, a rental property management firm. He has been a member of the Bank's Board since 1978 and a member of the Corporation's Board since 1997. Mr. Kessler is a past Chairman of the Corporation's Board. He was appointed as an Emeritus member of the Bank's Board in April, 1999, upon his retirement from the Board.

     ROBERT R. ROEBUCK (75) was a property and casualty insurance agent with Edward L. Noyes & Co., Inc., until his retirement in 1988. From 1988 to 1990, he worked for the same company as a consultant. He served as a member of the Bank's Board from 1966 to 1997 when he was elected as an Emeritus member of the Board of the Bank.

MEETINGS AND COMMITTEES OF THE BOARD

     The business of the Corporation is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the Compensation and Benefits and Audit Committees.

     During 1999, the Board of Directors of the Corporation met eight (8) times in accordance with the By-laws. One director attended fewer than 75 percent of the total number of Board of Directors and Committee Meetings of the Corporation. The Board of Directors of the Bank met 12 times and one member attended fewer than 75 percent of that number. During 1999, Mr. McClure was excused from attendance at three (3) Corporation and four (4) Bank Board Meetings and two (2) Audit Committee Meetings as the result of his service as President of the Mechanical Contractors Association of America during 1999, his Company's National Trade Association. This commitment ended in February, 2000.

     The membership of the following committees of both the Corporation and the Bank are currently the same:

     The Compensation and Benefits Committee consists of Messrs. George, Houck (Chairman), Springer, Sourbeer and Poole. The Compensation and Benefits Committee of the Corporation did not meet in 1999. The Compensation and Benefits Committee of the Bank met three (3) times in 1999.

     The Audit Committee consists of Messrs. Davis, Houck, Isaacman (Chairman), McClure and Siverling. The Corporation Audit Committee did not meet in 1999. The Audit Committee of the Bank meets on a quarterly basis with the internal auditor to review audit programs and the results of audits of specific areas of the Bank as well as the Bank's regulatory compliance. In addition, the Audit Committee meets with the independent certified public accountants to review the results of the annual audit and other related matters. The Audit Committee of the Bank met four times in 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), require the Corporation's officers and directors, and persons who own more than 10 percent of the registered class of the Bank's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and upon written representations from the officers and directors, the Corporation believes that, during the period January 1, 1999, through December 31, 1999, its officers and directors were in compliance with all filing requirements applicable to them except that Messrs. Durrell and Long reported their exercise of options after the dates required by SEC Regulations.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following listed in bold type are Executive Officers of the Corporation. All except Mr. Atkinson were appointed September 16, 1997, and re-appointed on April 20, 1999. Mr. Atkinson was originally appointed on May 19, 1998 and re-appointed April 20, 1999. Also listed are Executive Officers of the Bank who are not officers of the Corporation.

     JOHN W. ATKINSON (62) Executive Vice President and Chief Operating Officer of the Corporation and the Bank since May, 1998. Mr. Atkinson was Executive Vice President and Chief Operating Officer of United Federal Bancorp and, after it's acquisition, PNC Bank's State College region from 1992 until 1995. Mr. Atkinson was retired from 1996 until his employment by the Corporation and Bank in 1998.

     JAMES L. DURRELL (63) Executive Vice President and Chief Financial Officer of the Corporation and the Bank. Mr. Durrell was appointed Executive Vice President of the Bank in 1995 and has been Chief Financial Officer of the Bank since 1988 when he began his employment with the Bank. Mr. Durrell is a Director of H S Service Corporation, First Harrisburg Service Corporation, Avstar Mortgage Corporation and Chairman of Harris Delaware Corporation wholly owned subsidiaries of the Bank.

     WILLIAM M. LONG (49) Mr. Long has been Senior Vice President of Lending for the Bank since 1989, and was first employed by the Bank in March 1989. Mr. Long is Chairman of the Board of Avstar Mortgage Corporation, a wholly owned subsidiary of the Bank.

     LYLE B. SHUGHART (53) Mr. Shughart has been Senior Vice President of Retail Services for the Bank since 1989. He has been employed by the Bank since 1975.

     RICHARD C. RUBEN (56) Senior Vice President and Secretary of the Corporation. Mr. Ruben has been Senior Vice President, Chief Legal Office and Corporate Secretary of the Bank since August, 1997. He was engaged in the private practice of Law in Harrisburg, Pennsylvania between 1978 and 1997. Mr. Ruben is President and a Director of H S. Service Corporation, a wholly owned subsidiary of the Bank.

     JOHN D. COULSON (48) was appointed Senior Vice President, Chief Information Officer of the Bank in August, 1997. From 1993 to 1997, he was employed by Dauphin Deposit Bank & Trust Company in various positions including Chief Information Officer and as a member of First Maryland Bancorp's Merger, Acquisition and Consolidation Group.

     ANDREW S. SAMUEL (38) was appointed Senior Vice President, Business Banking Group in April, 1998. Mr. Samuel has been employed with the Bank since 1996. He was previously employed by Fulton Bank. He serves on various Community Boards and Committees.

     JANE B. TOMPKINS (47) was appointed Senior Vice President, Chief Credit Officer in April, 1998, when she was employed by the Bank. Mrs. Tompkins has spent the past 19 years working in the Banking Industry and most recently employed by PNC Bank as a Regional Chief Credit Policy Officer and Senior Credit Officer.

CERTAIN TRANSACTIONS

     The Corporation has engaged in consumer loans and provides loans to its officers, directors and employees to purchase or refinance personal residences. All of these loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank makes loans available to its officers, directors and employees on a basis consistent with statutory requirements. In prior years, the Bank waived application fees on loans made to officers and directors in accordance with regulations then in effect.

     Except as set forth below there have been no material transactions between the Bank, nor are any material transactions proposed, with any director or executive officer of the corporation or the Bank, or any associate of the foregoing persons.

     The Bank used the services of NAI/Commercial Industrial Realty Company (NAI/CIR), a commercial real estate brokerage firm co-owned by Director William
A. Siverling, to represent the Bank in securing new branch locations and for marketing the sale of raw land taken into its portfolio as the result of a foreclosure. The total paid in 1999 to NAI/CIR for brokerage commissions was $70,000.

     In February of 1999 the Bank sold a forty (40) plus acre parcel of undeveloped land in Hampden Township, Cumberland County, Pennsylvania acquired through foreclosure to Sears Run Associates. Sears Run Associates, is a partnership in which Mr. Robert E. Poole owns a substantial interest. The purchase price of $420,000, is consistent with the Bank's independent appraisal and the market and was negotiated by Mr. William Long, Senior Vice President of the Bank. After marketing the property for over a year this transaction represented the highest offer received.

     The Corporation is not involved in any lending operations at this time. The Bank has entered into, and intends to continue to enter into, banking and financial transactions in the ordinary course of business with directors and officers of the Bank and the Corporation and their associates on comparable terms and with similar interest rates as those prevailing from time to time as an employee benefit equally available to all Bank employees without preference to insiders over other employees of the Bank. Total loans outstanding from the Bank as of December 31, 1999, to the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was approximately $13,624,713*, which is less than 7.1% of the Bank's total equity capital. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1999 to officers and directors of the Bank as a group was approximately $13,624,713. The Bank intends that all future transactions involving executive officers, directors, holders of 10% or more of the shares of any class of its stock , and affiliates thereof, will contain terms no less favorable to the Bank than the Bank makes available generally to its non-insider employees as an employee benefit. A majority of the Bank's independent outside directors, not having any interest in the transaction, will approve future transactions.
------------------
* Includes available but unused lines of credit.

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. Executive Officers of the Corporation receive no compensation directly from the Corporation. Shown below is information concerning the annual compensation for services in all capacities to the Bank for the fiscal years ended December 31, 1999, 1998 and 1997, of those persons who were, at December 31, 1999, (1) the Chief Executive Officer, and (2) the four other most highly compensated executive officers of the Bank (together, "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM COMPENSATION
                                                                                       ---------------------------------------------
                                                         ANNUAL COMPENSATION                                          PAYOUTS
                                                   --------------------------------           AWARDS            --------------------
                                                                             (2)       ---------------------                  (3)
                                                                            OTHER      RESTRICTED    SHARES                 (4) (5)
                                                                            ANNUAL       STOCK       UNDER-                ALL OTHER
                                                                           COMPEN-       AWARDS       LYING                 COMPEN-
             NAME AND                               SALARY      BONUS       SATION       SHARES      OPTIONS    PAYOUTS     SATION
        PRINCIPAL POSITION             YEAR           $           $           $            #            #          $           $
-----------------------------------  ---------     --------    --------    --------    ----------    -------    -------    ---------
Charles C. Pearson, Jr.                   1999     $356,056    $144,324                               75,000                $31,181
President and Chief                       1998     $275,000    $140,663    $175,221                   25,000                $ 2,063
Executive Officer (1)                     1997(1)

John W. Atkinson                          1999(6)  $235,925    $ 61,490                               15,000                $20,685
Executive Vice President                  1998(7)  $128,800    $ 45,102                               10,000(6)
and Chief Operating Officer

James L. Durrell                          1999     $217,819    $ 51,500                               15,000                $34,949
Executive Vice President and              1998     $148,034    $ 56,742                                                     $37,979
Chief Financial Officer                   1997     $136,780    $ 39,848                                                     $11,558

Jane B. Tompkins                          1999(6)  $150,174    $ 36,013                                6,000                $13,202
Senior Vice President,                    1998(8)  $ 94,962                                            6,000(6)             $28,241
Chief Credit Officer

William M. Long                           1999     $148,223    $ 31,240                                6,000                $17,425
Senior Vice President                     1998     $101,697    $ 35,656                                                     $18,367
Lending Division                          1997     $ 95,566    $ 26,048                                                     $10,911

------------------
(1) Charles C. Pearson, Jr., was appointed President and CEO effective January 5, 1998. No compensation was earned in 1997.
(2) Includes contractual one time payments of: $157,813 for loss of prior employment stock options, $2,063 for employer match for 401(k) prior to enrollment and $15,345 for house settlement fees.
(3) Includes contributions in 1999 of $27,498, $16,498, $31,266, $13,965 and
    $9,884, respective for Messrs. Pearson, Atkinson, Durrell, Long and Mrs. Tompkins for the Supplemental Executive Retirement Plan.
(4) Includes employer matching contributions in 1999 of $2,400, $2,507 $2,400, $2,177 and $2,035, respectively for Messrs. Pearson, Atkinson, Durrell, Long and Mrs. Tompkins under the Bank's 401-K Retirement Plan.
(5) Includes contributions in 1999 of $1,283 for each of the following: Messrs. Pearson, Atkinson, Durrell, Long and Mrs. Tompkins to the Corporation's Employee Stock Ownership Plan.
(6) Recognition & Retention Plan Stock grant awards of 5,039 and 3,023 shares, at the closing price of $11.75 per share, were awarded respectively to Mr. Atkinson and Mrs. Tompkins, based on canceling all Stock Option Plan grants awarded in 1998.
(7) John W. Atkinson started employment on April 29, 1998.
(8) Jane B. Tompkins started employment on April 14, 1998.

     AGGREGATE OPTION AWARDS AND EXERCISES DURING 1999 AND OPTION VALUES AT DECEMBER 31, 1999. The Bank's 1994, 1996 and 1999 incentive stock option plans are available to officers and other employees of the Bank and its affiliates. The plans are administered by a committee of outside directors. The plans authorize the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), "non-statutory options," which do not qualify as incentive stock options, and certain "Limited Rights," exercisable only upon a change of control of the Bank, the Mutual Holding Company and now following the two-tier reorganization, the Corporation. The following tables set forth certain information regarding awards under the Bank's incentive stock option plans, including the options awarded during 1999, shares acquired and the value realized during 1999 by Named Executive Officers upon exercise of options and the number of shares of Corporation Common Stock underlying options and the value of options held by Named Executive Officers at December 31, 1999. The stock underlying the options and the stock issued under the 1994 and 1996 Option

Plan was converted to Harris Financial, Inc. ("Corporation") Common Stock pursuant to the Plan of Reorganization approved at the 1997 Annual Meeting of the Bank and completed upon the Reorganization on September 16, 1997.

     Set forth in the table that follows is information relating to options granted under the stock option plan to the Named Executive Officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                           Potential Realized Value at
                                           Percent of                                        Assumed Annual Rates of
                                          Total Options                                      Stock Price Appreciation
                                           Granted to                                           for Option Term(1)
                             Options      Employees in      Exercise or     Expiration     ---------------------------
Name                         Granted       FY 1999(4)       Base Price        Date(3)         5%                 10%
----                        ---------     -------------     -----------     ----------     -------           ---------
Charles C. Perarson, Jr.    50,000(2)        24.4%           $14.5000        01/05/09      457,000           1,160,000
                            25,000           11.1%           $12.5000        02/16/09      194,000             500,000

John W. Atkinson            15,000            6.7%           $12.5000        02/16/09      116,000             300,000

James L. Durrell            15,000            6.7%           $12.5000        02/16/09      116,000             300,000

Jane B. Tompkins             6,000            2.7%           $12.5000        02/16/09       47,000             120,000

William M. Long              6,000            2.7%           $12.5000        02/16/09       47,000             120,000

----------
(1)  Rounded to nearst thousand dollars.
(2)  Awarded pursuant to terms of employment agreement described elsewhere.
(3)  the effective date for vesting purposes is April 20, 1999.
(4) Pursuant to regulatory conditions no individual may receive options exceeding twenty-five (25%) of the shares issued which for any individual would total an aggregate limit under the 1999 Plans of 250,000 shares.

                                                                                    NUMBER OF
                                                                                    SECURITIES             VALUE OF
                                                                                UNDERLYING OPTIONS    UNEXERCISED IN-THE-
                                                                                 AT DECEMBER 31,       MONEY OPTIONS AT
                                                      NUMBER OF                        1999            DECEMBER 31, 1999
                                                       SHARES
                                                     ACQUIRED ON     VALUE         EXERCISABLE/          EXERCISABLE/
                       NAME                           EXERCISE      REALIZED      UNEXERCISABLE        UNEXERCISABLE (1)
--------------------------------------------------   -----------    --------    ------------------    -------------------

Charles J. Pearson. Jr.                                     0            --         5,000/95,000          $      0/$0
President and Chief Executive Officer

John W. Atkinson                                           --            --             0/15,000(2)       $      0/$0
Executive Vice President
and Chief Operating Officer

James L. Durrell                                        4,500       $28,764        30,500/15,000          $111,935/$0
Executive Vice President
and Chief Financial Officer

Jane B. Tompkins                                           --            --              0/6,000(3)       $      0/$0
Senior Vice President Chief Credit Officer

William M. Long                                         7,500       $78,127              0/6,000          $      0/$0
Senior Vice President Lending Division

------------------
(1) Based on the last sale price of the Corporation Common Stock on December 31, 1999, of $7.00 per share.

(2) 10,000 Options granted in 1998 were canceled in 1999 by mutual consent.

(3) 6,000 Options granted in 1998 were canceled in 1999 by mutual consent.

     EMPLOYMENT CONTRACTS. The Mutual Holding Company, parent of the Corporation, entered into a rolling three-year Employment Agreement with Mr. Pearson on December 19, 1997 effective January 5, 1998, through December 31, 2000. Mr. Pearson was employed as President and Chief Executive Officer of the Mutual Holding Company and its subsidiaries at an initial annual salary of $275,000 per year with a guaranteed first year bonus of 30% of base salary. In addition, Mr. Pearson was promised other material considerations. He was awarded qualified stock options to purchase a total of 25,000 shares of Corporation Common Stock at an exercise price of $20.25 per share in equal installments on the first five anniversaries of the effective date of his employment. The Corporation further agreed to an award of 50,000 non-qualified options to purchase Common Stock of the Corporation which were awarded subject to receipt of all required regulatory and shareholder approvals which were required for the 1999 Plans out of which these options were intended to be granted. The contract provides for re-pricing the non-qualified options based upon performance of the corporation stock relative to its peers. Mr. Pearson is also entitled to participate in all Bank benefit plans generally available to executive officers, a company vehicle, country club membership, a relocation allowance and legal fees. He was, furthermore, granted an alternative payment to compensate for in-the-money options lost as the result of his employment by the Corporation. His contract includes a Change-in-Control Agreement (discussed below) and provisions in the event of termination or resignation.

     CHANGE IN CONTROL AGREEMENTS. Effective April 1, 1998, the Bank and the Mutual Holding Company entered into a Change-In-Control Agreement ("CICA") with each of Messrs. Pearson, Durrell, Ruben, Long, Shughart and Coulson, and Mrs. Tompkins and Messrs. Atkinson and Samuel at the dates of their appointment.. Each CICA has a three-year term. The Board of Directors votes annually on whether to renew the agreements for an additional year. The Board voted at its February, 2000, Board Meeting to renew this agreement for an additional year. Each CICA provides that, at any time following a change-in-control of the Bank or of the Holding Company, if the Bank or the Holding Company terminates the executive's employment for any reason, other than for cause, or if the executive terminates employment following demotion, loss of title, loss of significant authority, reduction in compensation or relocation of principal place of employment, the executive, or in the event of death, his/her beneficiary, is entitled to receive a severance payment equal to three times the annual compensation. Each CICA also provides that the Bank and/or the Holding Company will continue the executive's life, health, dental and disability coverage for a three-year period. A change-in-control is defined in the CICA to mean an event that would constitute a change-in-control of the Bank or the Holding Company, as the case may be, under the Bank Holding Company Act or the Change in Bank Control Act; a plan of reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank or of the Holding Company or a similar transaction in which the Bank or the Holding Company is not the resulting entity; or a change in the composition of the Board of Directors of the Bank or of the Holding company that results in a change of a majority of such directors. If payments and benefits under a CICA would constitute an excess parachute payment under Section 280G of the Code, then such payment may be reduced to one dollar less than the excess parachute amounts if the reduced amount would be greater than the unreduced payments less the excise tax that the executive would owe under Section 4999 of the Code.

     PENSION PLAN. The Corporation presently has no separate pension plan. The Bank maintains a non-contributory defined benefit plan for all employees hired before January 1, 1999, who are at least 21 years of age and who have completed one year of service during which they worked at least 1,000 hours. The plan is intended to be a "qualified" plan under section 401(a) of the Code. The plan provides for a monthly benefit to the participant upon his or her retirement at the age of sixty-five (65) with at least five years of service. Benefits are also payable upon the participant's death or disability or early retirement at age fifty-five (55) with at least five years of service. The benefit to which a participant is entitled is determined in accordance with a formula based upon the participant's average monthly compensation, which is defined in the plan to be monthly compensation averaged over the highest five years of service. The benefit formula is the sum of a) 2% of average monthly compensation multiplied by years of service, up to 15 years, b) .5% of average monthly compensation multiplied by years of service in excess of 15 years (maximum 20 years under this part) and c) .5% of average monthly compensation in excess of one-twelfth of Social Security covered compensation multiplied by years of service up to 35 years. The Bank is required to make annual contributions to the plan based upon actuarial estimates provided by the actuary retained by the plan. During 1999 no contribution was required.

     The Bank has discontinued the defined benefit pension plan for employees hired after December 31, 1998. For employees hired on or after January 1, 1999, the defined benefit plan has been replaced by an increased employer contribution to the employee's 401K Plan.

     The following table illustrates monthly pension benefits at age 65 under the most advantageous defined benefit plan provisions available at various levels of compensation and years of service.

                                YEARS OF SERVICE

COMPENSATION          15               20               25               30               35
-------------    ------------     ------------     ------------     ------------     ------------
  $ 40,000          $1,031           $1,125           $1,219           $1,313           $1,406
    60,000           1,656            1,833            2,011            2,188            2,365
    80,000           2,281            2,542            2,802            3,063            3,323
   100,000           2,906            3,250            3,594            3,938            4,281
   120,000           3,531            3,958            4,386            4,813            5,240
   140,000           4,156            4,667            5,177            5,688            6,198
   170,000           5,094            5,729            6,365            7,000            7,636

------------------

     As of December 31, 1999, Messrs. Durrell, Long, Shughart and Samuel had 12, 15, 25 and 4 years of credited service, respectively. Messrs. Pearson, Ruben and Coulson and Mrs. Tompkins each had 2 years of credited service.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank maintains a Supplemental Executive Retirement Plan (the "SERP") for certain employees designated by the Board of Directors. The Plan makes up benefits lost by the employee under the Bank's three qualified retirement plans due to the lower Internal Revenue Service ("IRS") compensation limit effective January 1, 1994. The compensation limit for 1999 was $160,000, and is increased to $170,000 for 2000. The SERP includes a defined benefit component and a defined contribution component. The amount of the annual defined contribution is included in the Summary Compensation Table. The amount of the defined benefit component is described in the table below. The benefit may be paid in a lump sum, or over a ten year period. The following table sets forth the present value at age 65 of the defined benefit that will be received based on a participant's years of service and average annual compensation over the last five years prior to reaching age 65.

                              YEARS OF SERVICE (1)

COMPENSATION          15               20               25               30               35
-------------    ------------     ------------     ------------     ------------     ------------
  $170,000         $      0         $      0         $      0         $      0         $      0
   200,000          117,000          133,000          149,000          164,000          180,000
   225,000          215,000          244,000          273,000          301,000          330,000
   250,000          313,000          355,000          396,000          438,000          480,000
   275,000          411,000          465,000          520,000          575,000          630,000
   300,000          509,000          576,000          644,000          712,000          780,000

------------------
(1) Represents the present value at age 65 of the SERP benefit.

     As of December 31, 1999, Messrs. Durrell, Long, Shughart and Samuel had 12, 15, 25 and 4 years of credited service, respectively. Messrs. Pearson, Ruben and Coulson and Mrs. Tompkins each had 2 years of credited service.

COMPENSATION OF DIRECTORS

     FEES. The Corporation has no separate compensation for Corporation Board Members, all of whom are currently Directors of the Bank and are compensated by the Bank. Bank Directors receive an aggregate annual fee of $10,000 and $1,000 for each regular board meeting attended, including consolidated meetings of the Corporation and the Bank and $600 for each Special Board Meeting. Members of committees receive $550 for each committee meeting attended. Employees who are also Directors are not paid for attending board or committee meetings. Directors Emeritus receive $850 for each Board Meeting attended. In 1999, the Board of Directors received an aggregate of $230,900 of fees.

     STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. The Bank's 1994 Stock Option Plan for Outside Directors is self-administering, and a total of 236,250 shares of Common Stock are authorized for issuance under the Plan. The exercise price per share for each option issued under the plan is the fair market value of a share of the underlying Common Stock on the date of grant. A total of 225,000 options to purchase shares of Bank, now Corporation, Common Stock at a price of $3.33 1/3 per share were issued in connection with the initial grant in 1994. Since the initial grants, Mr. Isaacman, elected in 1996 received 5,625 options and Messrs. McClure and Springer elected 1997, and Mr. Poole appointed in 1998 also received 5,625 options. Share and option numbers and prices are split adjusted.

     The Corporation's 1999 Stock Option Plan for Outside Directors was approved by Shareholders at the 1999 Annual Meeting. The Plan is administered by the Corporation's Board as a whole. The Plan authorized the issuance of grants of 2,000 options yearly to each non-employer director (4,000 options to the non-employee Chairman if applicable) exercisable at the fair market value on the date of the grant and for the options to vest over five (5) years. The grants are subject to the meeting of at least 80% of performance objectives set for the previous year by the Board. Grants were authorized by the Board for fiscal year 1998 and 1999 performance. A total of 125,000 shares of Corporation Common Stock are authorized to be issued under the Plan.

     RECOGNITION AND RETENTION PLAN FOR OUTSIDE DIRECTORS. Awards of between 3,000 and 6,000 shares of Bank Common Stock were made in 1994 under the Bank's Recognition and Retention Plan for Outside Directors to each outside director of the Bank at such time. Awards under the plan were fixed pursuant to a formula based upon years of Service. Mr. Isaacman received 1,500 shares at the time of his appointment in 1996. Share numbers are split adjusted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, Directors George, Springer, Houck, Sourbeer and Poole, served on the Compensation and Benefits Committee. None of the committee's members is a current or former officer or employee of the Corporation, the Bank or any subsidiary of the Bank. In addition, none of the members of the Committee had any relationship with the Corporation or the Bank that would require disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission (the "SEC"), relating to insider transactions and indebtedness of management except for the single purchase of real estate identified above involving an entity associated with Mr. Poole.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors of the Corporation and the Bank is responsible for establishing, implementing and monitoring all executive compensation policies of the Corporation and the Bank. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Corporation and the Bank and recommending appropriate compensation levels. The Chief Executive Officer evaluates the performance of the Executive Vice President and the Senior Vice Presidents and recommends individual compensation levels to the Compensation and Benefits Committee. None of the Committee's members is a current or former officer or employee of the Corporation, the Bank or any subsidiary of the Bank.

     The Compensation and Benefits Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. Compensation policies must be maintained to promote: (1) the attraction and retention of highly-qualified executives; (2) motivation of executives that is related to the performance of the individual and the Corporation and its subsidiaries; (3) current and long-term performance; and (4) a financial interest in the success of the corporation similar to the interests of its shareholders and other constituencies.

     The Corporation's and Bank's current compensation plan involves a combination of salary and bonus to reward short-term performance. The salary levels of executive officers are designed to be competitive within the financial services industry. Current comparative market survey data was utilized to determine competitive salary levels. Individual performance is reviewed to determine appropriate salary adjustments. Executive officers of the Bank were eligible to participate in a corporate bonus plan which provides a bonus upon achievement of certain internal objectives and individual objectives based upon specific areas of responsibility and their contribution to bank wide performance.

     The internal objectives include return on equity and return on assets all compared to plan objectives. Bank objectives for 1999, were a return on equity of 10.05% and earnings per share of $0.61. The Bank achieved a return on equity of 10.10% and earnings per share of $0.56 for 1999 for a combined performance of 96% of goal.

     In addition to base salary and bonus, executive officers of the Bank are eligible to participate in certain long-term incentive plans including an employee stock ownership plan (ESOP) and 401(k) plan.

     For the year 1999, the base compensation of Chairman, President and Chief Executive Officer Charles C. Pearson, Jr. was set at a salary of $365,000 and a bonus of $140,663 was authorized for 1998's performance. In recognition of the Bank's 1999 performance and the major strides made towards moving the Bank from a thrift to a full service financial institution the Committee recommended, and the Board of Directors authorized a bonus of $144,324.

     The Committee believes the bonus was earned and reflects the high level of achievement of the Bank and its officers and employees under Mr. Pearson's leadership. The Committee further believes that his total compensation is consistent overall with the compensation of the Chief Executive Officers of peer group banks with Mr. Pearson's management strengths and experience.

                      COMPENSATION AND BENEFITS COMMITTEE

                                    Jimmie C. George
                                    Robert A. Houck (Chairman)
                                    Donald B. Springer
                                    Frank R. Sourbeer
                                    Robert E. Poole

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return assuming the reinvestment of dividends for:
(1) the Corporation Common Stock over the period commencing with the December 31, 1994 closing price through December 31, 1999; (2) all issues traded on The Nasdaq Stock Market(R) from December 31, 1994 through December 31, 1999; and (3) all publicly traded thrifts with assets of between $1 and $5 billion from December 31, 1994, through December 31, 1999. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                                   [GRAPHIC]

          In the printed version of the document, a line graph appears which depicts the following plot points:

                                                                               PERIOD ENDING
                                                  ------------------------------------------------------------------------
INDEX                                             12/31/94    12/31/95     12/31/96     12/31/97     12/31/98     12/31/99
-----------------------------------------------   -------     --------     --------     --------     --------     --------
Harris Financial, Inc. (MHC)                       100.00      150.15       141.85       474.38       328.96       184.80
NASDAQ -- Total US*                                100.00      141.33       173.89       213.07       300.25       542.43
SNL $1B-$5B Thrift Index                           100.00      153.72       201.70       358.03       321.38       287.80

                               LEGAL PROCEEDINGS

     In the opinion of the management of the Corporation, there are no proceedings pending to which the Corporation is a party or to which its property is subject, which, if determined adversely to the Corporation, would be material in relation to the Corporation's undivided profits or financial condition. There are no proceedings pending other than routine litigation incident to the business of the Corporation and one on-going suit involving an insurance coverage issue with the Bank's former bond carrier which arose out of the 1996 acquisition of First Harrisburg. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation by government authorities.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Arthur Andersen, LLP, acted as the Bank's and the Corporation's independent public accountant for the 1999 fiscal year and is expected to be selected to act as the Corporation's and the Bank's independent public accountant for the 2000 fiscal year.

                                 ANNUAL REPORT

     A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1999 is enclosed with this Proxy Statement. A representative of Arthur Andersen, LLP, the accounting firm which examined the financial statements in the Annual Report, will attend the meeting. The representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions concerning the Annual Report presented by shareholders at the Annual Meeting.

                             SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 2001 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Harris Financial, Inc., at its principal executive offices, 235 North Second Street, Harrisburg, Pennsylvania 17101, not later than December 22, 2000 (January 19, 2001, to submit a Director nomination).

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE BANK'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND WHICH SERVES AS THE BANK'S ANNUAL DISCLOSURE STATEMENT UNDER SEC RULE 13A-1 OF THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM JAMES L. DURRELL, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, HARRIS FINANCIAL, INC., 235 NORTH SECOND STREET, HARRISBURG, PENNSYLVANIA 17101.

                             HARRIS FINANCIAL, INC.
                                     PROXY
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Charles C. Pearson, Jr., Ernest P. Davis and Frank R. Sourbeer and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Harris Financial, Inc. (The "Corporation") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Holiday Inn Hotel and Convention Center, I-83 (Exit 18A) and Pennsylvania Turnpike (Exit 18), New Cumberland, Pennsylvania 17070 on Thursday, May 18, 2000, at 10:00 a.m., prevailing time, and at any adjournment or postponement of the Annual Meeting.

                          (Continued on reverse side)

                              FOLD AND DETACH HERE


THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES.

Please mark your vote as indicated in this example |X|

ELECTION OF THREE (3) CLASS III DIRECTORS, TWO (2) TO SERVE FOR A THREE-YEAR TERM AND ONE (1) TO SERVE A ONE-YEAR TERM.

FOR all nominees listed to the right (except as marked to the contrary) | |

WITHHOLD AUTHORITY to vote for all nominees listed to the right. | |

NOMINEES FOR 3 YR. TERM: WILLIAM E. McCLURE, JR. and DONALD B. SPRINGER

NOMINEE FOR 1 YR. TERM: BRUCE S. ISAACMAN

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

_______________________________________________________________________________


In their discretion, the proxy holders are authorized to vote for such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS III DIRECTORS LISTED ABOVE.

This proxy must be dated, signed by the shareholder exactly as the name appears below and returned promptly in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If stock is held jointly, each owner should sign.

Dated: ______________________, 2000


___________________________________
Signature


___________________________________
Signature



                              FOLD AND DETACH HERE